UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 10, 2015

MERECOT CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-194145	68-0683374
(State of incorporation)	(Commission File Number)	(IRS Employer No.)

15462 Cabrito Road Van Nuys, CA 91406-1406

(Address of principal executive offices and Zip Code)

805-315-3318

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01 Changes in Control of Registrant

On November 10, 2015, Dr. Art Malone sold 5,000,000 shares of common stock of Merecot Corp. (the “Company”) to Andrew Stepansky for $25,000 of Mr. Stepansky’s personal funds, constituting a change of control of the Company as Mr. Stepansky now owns 52.3% of the voting securities of the Company after transfer of the shares.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Also on November 10, 2015, Dr. Art Malone resigned as President, Treasurer, Secretary and Director of the Company, and appointed Andrew Stepansky as President, Treasurer, Secretary and Director of the Company.

Mr. Stepansky had plans to become a medical professional, more specifically a Nurse Practioner or MD. In 1998, fresh out of high school, he attended Los Angeles Valley College to obtain his Associates Degree; concurrently, Mr. Stepansky was managing an independent diagnostic testing facility owned by his father. During his experience managing the family medical business, he quickly realized that his strengths and talents were in the administrative/operational sector. In 2002, Mr. Stepansky began exploring diverse medical-based businesses and finally decided to establish his own ambulance service. He completed the Emergency Medical Technician Certification (EMT) program at the North Valley Occupational Center to receive a thorough knowledge of the medical side of his endeavor. His start-up ambulance company, MedResponse, Inc., was established in October of 2002, and for the last 13 years, Mr. Stepansky has been President and CEO of the company. He currently resides with his wife in Los Angeles, CA. The Company believes that Mr. Stepansky’s extensive experience in the technology and medical sectors and with small companies qualifies him to serve as a director of the Company. Mr. Stepansky has not ever been the director of any other public company.

The terms of Mr. Stepansky’s employment have not yet been determined.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merecot Corp.

Date: November 12, 2015	By:	/s/ Andrew Stepansky
Andrew Stepansky
President

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